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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                 FOR REGISTRATION OF CERTAIN CLASS OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 booktech.com inc.
                                 -----------------
            (Exact name of registrant as specified in its charter)
                     (Formerly Ebony & Gold Ventures, Inc.)

                 Nevada                                88-0409153
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(State of incorporation or organization)  (I.R.S. Employer Identification No.)


     42 Cummings Park, Woburn, Massachusetts                  01801
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    (Address of principal executive offices)               (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class               Name of each exchange on which
          to be so registered                each class is to be registered


              Common Stock                        American Stock Exchange
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |X|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |_|

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

                                       N/A
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                                (Title of class)

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                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.     Description of Registrant's Securities to be Registered.

      The Registrant's Articles of Incorporation authorize the issuance of 59,523,810 shares of capital stock, $.00042 par value per share, divided into 54,523,810 shares of Common Stock and 5,000,000 shares of Preferred Stock. The Preferred Stock is divided into 2,135,301 shares of Series A Preferred Stock and 1,100,000 shares of Series B Preferred Stock. Approximately 18,566,667 of Common Stock are issued and outstanding. These shares are non-assessable, without pre-emptive rights, and do not carry cumulative voting rights. Holders of common shares are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common shares are entitled to share ratably in dividends, if any, as may be declared by the Company from time to time, from funds legally available. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of common stock are entitled to share on a pro-rata basis all assets remaining after payment in full of all liabilities. In additon to the Common Stock, there are issued and outstanding 2,135,301 shares of Series A Preferred stock and 1,100,000 shares of Series B Preferred Stock. Series A Preferred Stock votes at the rate of one vote for each three and one-third shares and is entitled to a preference upon liquidation or winding up of the Company. Series B Preferred Stock is entitled to six votes per share and is entitled to a preference upon liquidation or winding up that is junior to Series A Preferred Stock. All classes of stock vote together as a single group on all matters before the shareholders.

Item 2.     Exhibits.

      No exhibits are required to be filed with this Registration Statement.

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 4th day of April, 2000.

                                          booktech.com inc.



                                          By:   /s/ Morris Shepard
                                             ----------------------------------
                                              Morris Shepard, Chief Executive
                                                        Officer